Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”) dated as of February 3, 2026, between 3M Company (formerly known as Minnesota Mining and Manufacturing Company), a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), having its principal place of business at 3M Center, St. Paul, Minnesota 55144 and The Bank of New York Mellon Trust Company, N.A., as successor trustee (hereinafter called the “Trustee”), having its Corporate Trust Office at 240 Greenwich Street, New York, New York 10286, Attn: Corporate Trust Administration.

RECITALS OF THE COMPANY

WHEREAS, the Company and Citibank, N.A. are parties to an Indenture (the “Base Indenture”) dated as of November 17, 2000, relating to the issuance from time to time by the Company of its debt securities (in the Base Indenture and herein called the “Debt Securities”);

WHEREAS, the Trustee has succeeded Citibank, N.A. as trustee under the Base Indenture;

WHEREAS, Section 901(5) of the Base Indenture provides that the Company may enter into a supplemental indenture to change or eliminate any of the provisions of the Base Indenture, provided that any such change or elimination (a) shall become effective only when there is no Debt Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provisions or (b) shall not apply to any Debt Security Outstanding;

WHEREAS, the changes contained herein shall not apply to any Debt Security Outstanding and shall only apply to Debt Securities issued on or after the date hereof;

WHEREAS, the Company deems it advisable to enter into this Second Supplemental Indenture for the purpose of amending and supplementing certain provisions of the Base Indenture; and WHEREAS, all conditions and requirements of the Base Indenture necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.

NOW THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and of the covenants contained in the Base Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

Article I
DEFINITIONS AND OTHER
PROVISIONS OF GENERAL APPLICATION

Section 101          Definitions. Each capitalized term that is used herein and is defined in the Base Indenture shall have the meaning specified in the Base Indenture unless such term is otherwise defined herein.

Article II
AMENDMENTS TO THE BASE INDENTURE

Section 201          Amendment to Section 101. The Definition of “Attributable Debt” in Section 101 of the Base Indenture is hereby amended as follows:

“Attributable debt” means, at any date as of which the amount thereof is to be determined, the sum of attributable debt relating to finance leases and operating leases under which any Person is liable. The amount of attributable debt relating to finance and operating leases is the balance sheet liability amount in respect of such leases as determined under GAAP.

Section 202          Amendment to Section 101. The Definition of “Consolidated Net Tangible Assets” in Section 101 of the Base Indenture is hereby amended as follows

“Consolidated Net Tangible Assets” means (a) the total amount of assets (less applicable reserves and other properly deductible items) which under GAAP would be included on a consolidated balance sheet of the Company and its Subsidiaries after deducting therefrom (i) all liabilities and liability items which under GAAP would be included on such balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and deferred income taxes, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under GAAP would be included on such consolidated balance sheet, less (b) the amount which would be so included on such consolidated balance sheet for Investments (less applicable reserves) (i) made in Unrestricted Subsidiaries, or (ii) made in corporations while they were Unrestricted Subsidiaries but which at the time of computation are not Subsidiaries of the Company.

Section 203           Amendment to Section 303(a). Section 303(a) of the Base Indenture is hereby amended as follows:

(a) The Debt Securities shall be executed on behalf of the Company by its Chairman of the Board, a Vice Chairman of the Board, the President or a Vice President, and by its Treasurer or one of its Assistant Treasurers or its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Debt Securities may be manual, facsimile or electronic. Coupons shall bear the facsimile or electronic signature of an authorized officer of the Company. Debt Securities and coupons bearing the manual, facsimile or electronic signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Debt Securities or coupons of any series or did not hold such offices at the date of such Debt Securities or coupons.

Article III
MISCELLANEOUS PROVISIONS

Section 301          Representations. Warranties and Covenants of the Company. The Company makes and reaffirms as of the date of execution of this Second Supplemental Indenture all of its representations, warranties, covenants and agreements set forth in the Base Indenture.

Section 302          Trustees Not Responsible for Recitals. The recitals contained herein shall be taken as statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture and perform its obligations hereunder.

Section 303           Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 304         Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 305         Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 306          Benefits of Indenture. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Security Registrar and their respective successors under the Indenture and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under the Base Indenture.

Section 307          Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and instruments entered into and, in each case, performed in such state.

Section 308          Continued Effect of Amended Indenture. Except as supplemented by this Second Supplemental Indenture, the terms, conditions, covenants and agreements set forth in the Base Indenture shall continue in full force and effect.

Section 309          Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, pandemics or epidemics, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in this Supplemental Indenture or in any other certificate, agreement or document related to this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign).  The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper- based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.  Delivery of an executed counterpart of a signature page of this Supplemental Indenture in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Supplemental Indenture.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

3M COMPANY

By:	/s/ Ore Owodunni
Name:	Ore Owodunni
Title:	Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:	/s/ Ann M. Dolezal
Name:	Ann M. Dolezal
Title:	Vice President